PUTNAM FUNDS
SUB-MANAGEMENT CONTRACT

This Sub-Management Contract is dated as of January 1, 2024 between PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”) and PUTNAM INVESTMENTS LIMITED, a company organized under the laws of England and Wales (the “Sub-Manager”).

WHEREAS, the Manager is the investment manager of each of the investment companies registered under the United States Investment Company Act of 1940, as amended, that are identified on Schedule A hereto, as it may from time to time be amended by the Manager (the “Funds”), and a registered investment adviser under the United States Investment Advisers Act of 1940, as amended;

WHEREAS, the Sub-Manager is licensed as an investment manager by the Financial Conduct Authority of the United Kingdom (the “FCA”); and

WHEREAS, the Manager desires to engage the Sub-Manager from time to time to manage all or a portion of certain of the Funds:

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUB-MANAGER.

(a)               The Sub-Manager, at its expense, will furnish continuously an investment program for all or a portion of any Fund the management of which is allocated from time to time by the Manager to the Sub-Manager (an “Allocated Sleeve”). The Manager shall, in its sole discretion, determine which Funds will have an Allocated Sleeve and the amount of assets allocated from time to time to each such Allocated Sleeve; provided that, with respect to any Fund, the Trustees of such Fund must have approved the use of the Sub-Manager prior to the creation of an Allocated Sleeve for such Fund. The Sub-Manager will determine what investments shall be purchased, held, sold or exchanged by any Allocated Sleeve and what portion, if any, of the assets of the Allocated Sleeve shall be held uninvested and shall, on behalf of the Fund, make changes in the Fund’s investments held in such Allocated Sleeve.

(b)               The Manager may also, at its discretion, request the Sub-Manager to provide assistance with purchasing and selling securities for any Fund, including the placement of orders with broker-dealers selected in accordance with Section 1(d), even if the Manager has not established an Allocated Sleeve for such Fund.

(c)               The Sub-Manager at its expense will furnish all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully.

(d)               If requested by the Manager, the Sub-Manager shall place all orders for the purchase and sale of portfolio investments for any Allocated Sleeve with brokers or dealers selected by the Sub-Manager. In the selection of such brokers or dealers and the placing of such orders, the Sub-Manager shall use its best efforts to obtain for the related Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Manager, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. To the extent permitted by applicable law and subject to such policies as the Trustees of the Funds may determine, the Sub-Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager or the Sub-Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund and to other clients of the Manager or the Sub-Manager as to which the Manager or the Sub-Manager exercises investment discretion. The Sub-Manager agrees that in connection with purchases or sales of portfolio investments for any Fund, neither the Sub-Manager nor any officer, director, employee or agent of the Sub-Manager shall act as a principal or receive any commission other than as provided in Section 3.

(e)               The Sub-Manager shall not be obligated to pay any expenses of or for the Manager or any Fund not expressly assumed by the Sub-Manager pursuant to this Section 1.

(f)                In the performance of its duties, the Sub-Manager will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of each applicable Fund and such Fund’s stated investment objectives, policies and restrictions, and will use its best efforts to safeguard and promote the welfare of such Fund and to comply with other policies which the Manager or the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Manager.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of a Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Manager, and in any person controlled by or under common control with the Sub-Manager, and that the Sub-Manager and any person controlled by or under common control with the Sub-Manager may have an interest in such Fund. It is also understood that the Sub-Manager and any person controlled by or under common control with the Sub-Manager have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business.

3.	COMPENSATION.

Except as provided below, the Manager will pay to the Sub-Manager as compensation for the Sub-Manager’s services rendered, a fee, computed and paid quarterly at the annual rate of 0.25% per annum of average aggregate net asset value of the assets in equity and asset allocation Allocated Sleeves and 0.20% per annum of average aggregate net asset value of the assets in fixed income Allocated Sleeves of Funds identified on Schedule A.

Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during a quarter at the close of business on each business day during such quarter while this Contract is in effect. Such fee shall be payable for each quarter within 30 days after the close of such quarter. The Sub-Manager shall look only to the Manager for payment of its fees. No Fund shall have any responsibility for paying any fees due the Sub-Manager.

With respect to each of Putnam Master Intermediate Income Trust and Putnam Premier Income Trust, the Manager will pay to the Sub-Manager as compensation for the Sub-Manager’s services rendered, a fee, computed and paid quarterly at the annual rate of 0.20% of Average Weekly Assets in Allocated Sleeves. “Average Weekly Assets” means the average of the weekly determinations of the difference between the total assets of the Fund (including any assets attributable to leverage for investment purposes) attributable to an Allocated Sleeve and the total liabilities of the Fund (excluding liabilities incurred in connection with leverage for investment purposes) attributable to such Allocated Sleeve, determined at the close of the last business day of each week, for each week which ends during the quarter. Such fee shall be payable for each quarter within 30 days after the close of such quarter. As used in this Section 3, “leverage for investment purposes” means any incurrence of indebtedness the proceeds of which are to be invested in accordance with the Fund’s investment objective. For purposes of calculating Average Weekly Assets, liabilities associated with any instruments or transactions used to leverage the Fund’s portfolio for investment purposes (whether or not such instruments or transactions are “covered” within the meaning of the Investment Company Act of 1940 and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff) are not considered liabilities. For purposes of calculating Average Weekly Assets, the total assets of the Fund will be deemed to include (a) any proceeds from the sale or transfer of an asset (the “Underlying Asset”) of the Fund to a counterparty in a reverse repurchase or dollar roll transaction and (b) the value of such Underlying Asset as of the relevant measuring date.

In the event that the Manager’s management fee from either of Putnam Master Intermediate Income Trust or Putnam Premier Income Trust is reduced pursuant to the investment management contract between such Fund and the Manager because during any Measurement Period (as defined below) the amount of interest payments and fees with respect to indebtedness or other obligation of the Fund incurred for investment leverage purposes, plus additional expenses attributable to any such leverage for investment purposes, exceeds the portion of the Fund’s net income and net short-term capital gains (but not long-term capital gains) accruing during such Measurement Period as a result of the fact that such indebtedness or other obligation was outstanding during the Measurement Period, the fee payable to the Sub-Manager with respect to such Fund shall be reduced in the same proportion as the fee paid to the Manager with respect to such Fund is so reduced. “Measurement Period” shall be any period for which payments of interest or fees (whether designated as such or implied) are payable in connection with any indebtedness or other obligation of the Fund incurred for investment purposes.

If the Sub-Manager shall serve for less than the whole of a quarter, the foregoing compensation shall be prorated.

4.	ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

This Contract shall automatically terminate without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended with respect to any Allocated Sleeve unless such amendment be approved at a meeting by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the related Fund who are not interested persons of such Fund or of the Manager.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

(a)               This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4 or in accordance with the remainder of this Section 5) through June 30, 2025 (the “Initial Term”), and will continue in effect from year to year thereafter with respect to any Allocated Sleeve so long as its continuance is approved at least annually by (i) the Trustees of the related Fund or the shareholders by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) a majority of the Trustees of such Fund who are not interested persons of such Fund or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)               Either party hereto or, with respect to any Allocated Sleeve, the related Fund may at any time terminate this Contract by not more than sixty days’ nor less than thirty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.

(c)               With respect to any Allocated Sleeve, this Contract shall automatically terminate upon termination of the Manager’s investment management contract with the related Fund.

Action by a Fund under (b) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of such Fund.

Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares of a Fund” means the affirmative vote, at a duly called and held meeting of shareholders of such Fund, (a) of the holders of 67% or more of the shares of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the United States Investment Company Act of 1940 and the Rules and Regulations thereunder (the “1940 Act”), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, and the Rules and Regulations thereunder; and the term “brokerage and research services” shall have the meaning given in the United States Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

7.	NON-LIABILITY OF SUB-MANAGER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Manager, or reckless disregard of its obligations and duties hereunder, the Sub-Manager shall not be subject to any liability to the Manager, any Fund or to any shareholder of any Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8.	ADDITIONAL PROVISIONS.

(a)               The Sub-Manager represents that it is regulated by the FCA in the conduct of its investment business. The Sub-Manager has in operation a written procedure in accordance with FCA rules for the effective consideration and proper handling of complaints from customers. Any complaint by the Manager or any Fund should be sent to the Compliance Officer of the Sub-Manager. The Manager and any Fund is also entitled to make any complaints about the Sub-Manager to the Financial Ombudsman Service established by the FCA. The Manager and any Fund may also request a statement describing its rights to compensation in the event of the Sub-Manager’s inability to meet its liabilities.

(b)               The Manager represents that it and each Fund are “Professional Customers” in the meaning of the FCA’s rules.

(c)               Although each Fund is not a party hereto and shall have no responsibility for the Manager’s or the Sub-Manager’s obligations hereunder, each Fund is named as explicit third party beneficiary of the parties’ agreements hereunder.

IN WITNESS WHEREOF, PUTNAM INVESTMENTS LIMITED and PUTNAM INVESTMENT MANAGEMENT, LLC have each caused this instrument to be signed in duplicate on its behalf by an officer duly authorized, all as of the day and year first above written.

PUTNAM INVESTMENTS LIMITED

By:	/s/ Vivek Gandhi

Vivek Gandhi Chief Executive Officer
PUTNAM INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephen J. Tate
Stephen J. Tate
General Counsel and Chief Legal Officer

Schedule A

(Amended as of April 10, 2024)

George Putnam Balanced Fund

Putnam BDC Income ETF

Putnam BioRevolutionTM ETF

Putnam California Tax Exempt Income Fund (Effective January 31, 2024)

Putnam Core Bond Fund (Effective January 31, 2024)

Putnam Convertible Securities Fund

Putnam Core Equity Fund

Putnam Diversified Income Trust (Effective January 31, 2024)

Putnam Dynamic Asset Allocation Balanced Fund

Putnam Dynamic Asset Allocation Conservative Fund (Effective January 4, 2024)

Putnam Dynamic Asset Allocation Equity Fund

Putnam Dynamic Asset Allocation Growth Fund

Putnam Emerging Markets Equity Fund

Putnam Emerging Markets ex-China ETF

Putnam ESG Core Bond ETF

Putnam ESG High Yield ETF

Putnam ESG Ultra Short ETF

Putnam Floating Rate Income Fund (Effective January 4, 2024)

Putnam Focused Equity Fund (Effective January 31, 2024)

Putnam Focused International Equity Fund

Putnam Focused Large Cap Growth ETF

Putnam Focused Large Cap Value ETF (Effective February 14, 2024)

Putnam Global Health Care Fund

Putnam Government Money Market Fund

Putnam High Yield Fund

Putnam Income Fund

Putnam Global Income Trust (Effective January 31, 2024)

Putnam Global Technology Fund (Effective February 14, 2024)

Putnam Intermediate-Term Municipal Income Fund (Effective January 31, 2024)

Putnam International Capital Opportunities Fund

Putnam International Equity Fund

Putnam International Value Fund (Effective February 14, 2024)

Putnam Large Cap Growth Fund

Putnam Large Cap Value Fund

Putnam Managed Municipal Income Trust (Effective March 19, 2024)

Putnam Massachusetts Tax Exempt Income Fund (Effective January 31, 2024)

Putnam Master Intermediate Income Trust

Putnam Minnesota Tax Exempt Income Fund (Effective January 31, 2024)

Putnam Money Market Fund

Putnam Mortgage Opportunities Fund

Putnam Mortgage Securities Fund (Effective January 4, 2024)

Putnam Multi-Asset Income Fund

Putnam Municipal Opportunities Trust (Effective March 19, 2024)

Putnam New Jersey Tax Exempt Income Fund (Effective January 31, 2024)

A-1

Schedule A

(continued)

Putnam New York Tax Exempt Income Fund (Effective February 21, 2024)

Putnam Ohio Tax Exempt Income Fund (Effective January 31, 2024)

Putnam Pennsylvania Tax Exempt Income Fund (Effective January 31, 2024)

Putnam Premier Income Trust

Putnam Research Fund

Putnam Retirement Advantage Maturity Fund (Effective January 31, 2024)

Putnam Retirement Advantage 2065 Fund

Putnam Retirement Advantage 2060 Fund (Effective February 14, 2024)

Putnam Retirement Advantage 2055 Fund (Effective January 31, 2024)

Putnam Retirement Advantage 2050 Fund (Effective February 14, 2024)

Putnam Retirement Advantage 2045 Fund (Effective February 14, 2024)

Putnam Retirement Advantage 2040 Fund (Effective February 14, 2024)

Putnam Retirement Advantage 2035 Fund

Putnam Retirement Advantage 2030 Fund

Putnam Retirement Advantage 2025 Fund (Effective January 31, 2024)

Putnam Short Duration Bond Fund (Effective February 21, 2024)

Putnam Short Term Investment Fund

Putnam Short-Term Municipal Income Fund (Effective February 14, 2024)

Putnam Small Cap Growth Fund (Effective January 31, 2024)

Putnam Small Cap Value Fund

Putnam Strategic Intermediate Municipal Fund (Effective February 14, 2024)

Putnam Sustainable Future ETF

Putnam Sustainable Future Fund

Putnam Sustainable Leaders ETF

Putnam Sustainable Leaders Fund

Putnam Sustainable Retirement Maturity Fund

Putnam Sustainable Retirement 2065 Fund

Putnam Sustainable Retirement 2060 Fund (Effective March 20, 2024)

Putnam Sustainable Retirement 2055 Fund (Effective March 20, 2024)

Putnam Sustainable Retirement 2050 Fund (Effective April 10, 2024)

Putnam Sustainable Retirement 2045 Fund (Effective March 20, 2024)

Putnam Sustainable Retirement 2040 Fund (Effective March 20, 2024)

Putnam Sustainable Retirement 2035 Fund (Effective February 21, 2024)

Putnam Sustainable Retirement 2030 Fund (Effective February 14, 2024)

Putnam Sustainable Retirement 2025 Fund (Effective January 4, 2024)

Putnam Tax Exempt Income Fund (Effective January 31, 2024)

Putnam Tax-Free High Yield Fund (Effective January 31, 2024)

Putnam Ultra Short Duration Income Fund

Putnam Ultra Short MAC Series

Putnam VT Core Equity Fund

Putnam VT Diversified Income Fund

Putnam VT Emerging Markets Equity Fund

Putnam VT Focused International Equity Fund

Putnam VT George Putnam Balanced Fund

Putnam VT Global Asset Allocation Fund

A-2

Schedule A

(continued)

Putnam VT Global Health Care Fund

Putnam VT Government Money Market Fund

Putnam VT High Yield Fund

Putnam VT Income Fund

Putnam VT International Equity Fund

Putnam VT International Value Fund

Putnam VT Large Cap Growth Fund

Putnam VT Large Cap Value Fund

Putnam VT Mortgage Securities Fund

Putnam VT Research Fund

Putnam VT Small Cap Growth Fund

Putnam VT Small Cap Value Fund

Putnam VT Sustainable Future Fund

Putnam VT Sustainable Leaders Fund

PUTNAM INVESTMENTS LIMITED

By:	/s/ Vivek Gandhi

Vivek Gandhi Chief Executive Officer
PUTNAM INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephen J. Tate
Stephen J. Tate
Secretary

A-3